Exhibit 10.21
                                                              Portions redacted.
                                     * Certain information on this page has been
                                       omitted and filed separately with the
                                       Securities and Exchange Commission.
                                       Confidential treatment has been requested with respect to the omitted portions.


             Agreement for Advance and Long Term Supply of Products

This contract is made and entered by and between:

Aurobindo (Datong) Bio-Pharma Co. Ltd. Economic & Technology Development Zone, Datong, Shanxi, China herein represented by Mr. G. P. Prasad, an Indian citizen, its Director and authorized representative
          (hereinafter sometimes referred to as Party A)
                                      and

Shanxi Weqida Pharmaceutical Co. Ltd., Economic & Technology Development Zone, Datong, Shanxi, China herein represented by Mr. Han Yanlin, A Chinese citizen, its Chairman and legal representative
          (hereinafter sometimes referred to as Party B)

Whereas Party A is the wholly owned subsidiary of Aurobindo Pharma Ltd., Hyderabad, India and is in the manufacturing activity of Pharmaceutical Products like Pen G, its derivates and others.

Whereas Party B is the wholly owned subsidiary of Oriental Wave Holding Ltd., British Virgin Islands which is in the manufacturing activity of Pharmaceutical products like Ceph C and its derivates 7ACA, sterile bulk drugs and Pharmaceutical Finished formulations etc.

Party A and its parent company in India are interested in having long term supply arrangements at special prices for products like Ceph C / 7ACA and Amoxycillin clavunate potassium which are being manufactured / proposed to be manufactured by Party B. Party B is interested in having a long term selling arrangement with major consumers like the parent company of Party A for their products by offering special prices.

Party B is in the process of completing the construction of 7ACA plant to manufacture 40MT per month from the basis stage of Ceph C which is expected to be completed by June 2004. For this purpose they require about RMB 24.80 million to compete this project in addition to the funds already tied up by them.

Where as Party B approached Party A to advance an amount of RMB 24.80 million against long term supplies of 7ACA at special prices and Party A has agreed to advance this amount to party B on the terms and conditions hereinafter provided.

Now therefore in accordance with the relevant Chinese laws and regulations, Party A and Party B adhering to the principle of equality and mutual benefit and through friendly

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

consultations, the parties hereto agree to the preamble hereof and covenant and agree as follows:

1.   Advance Amount:

     Party A hereby agrees to advance RMB 24.80 million to Party B in two installments of RMB 12.40 million each on or before 30th March, 2004 and on or before 5th May 2004 respectively.

2.   Supply of Products:

     a) Party B agrees to sell a minimum of 50% of Party B's production or 20 MT per month which ever is lower of 7ACA manufactured by them to Aurobindo Pharma Ltd., Hyderabad, India or to its subsidiary APL Cheminatura Ltd., Hyderabad, India or any other subsidiary of Aurobindo Pharma Ltd. in India or to Party A (hereinafter referred to as AUROBINDO) for a period of 3 (three) years from the date of starting of their production or 1/7/2004 which ever is earlier at SPECIAL PRICE agreed below. Any deviation of the above commitment will be a violation of this agreement.
     b) Party B agrees to supply 7ACA to AUROBINDO at a SPECIAL PRICE with a reduction of USD * * * per kg in the `Price' up to the extent of value of USD 3 million at reduced price.
     c) Party B agrees to supply 7ACA to AUROBINDO at a SPECIAL PRICE with a reduction of USD * * * per kg in the `Price' after completion of supplies up to the extent of value of USD 3 million at reduced price for 3 (three) years from the date of starting of their production or 1/7/2004 whichever is earlier.
     d) `Price' means competitive prevailing market price which can be mutually negotiated and agreed upon between Party B and AUROBINDO keeping in view the lowest import price offered by any foreign supplier to any Indian customer during that month OR lowest export price offered by any Chinese supplier to any foreign customer from China offered during that month for large quantities whichever is low as guiding factor.
     e) Party A has the option to buy additional quantities from Party B over and above quantities mentioned above at SPECIAL PRICE if Party B is agreeable at the time of each and every such supply.
     f) Party A has the option to buy 7ACA from any other supplier in India, China or any other country after meeting the commitment of above quantities under this agreement.
     g) Party B agrees not to sell 7ACA manufactured by them to any other customer in India either directly or indirectly through others. If AUROBINDO fails to buy the above committed quantity continuously for three months and does not make up the short quantity taken in any month within that quarter, Party B has the right to sell to others and also has the right to back out from offering SPECIAL PRICE to AUROBINDO.
     h) Till the manufacture of 7ACA is started, Party B will supply Ceph C manufactured by them to AUROBINDO at SPECIAL PRICE. The reduction

       * * * CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE
                                  COMMISSION.

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

          in the price of USD * * * applicable for 7ACA will be applicable to Ceph C proportionate to their prices.
     i) In addition to above products Party B agrees to sell and AUROBINDO agrees to buy approximately * * * of Amoxycillin clavunate per month at a Special Price to be mutually agreed by both the parties.
     j) Party B agrees that all supplies to be made by them will be as per the requirements of AUROBINDO in terms of quality and specifications and any deviation in this regard will be violation of this agreement.

3.   Refund of Advance:

     Party B has to start refunding of advance from July 2004 and should complete the total refund by January 2005 as below:

     a) By payment of 30% of sale proceeds (equivalent RMB) realized by them from out of supplies of Ceph C / 7ACA made to Aurobindo Pharma Ltd., India or its subsidiaries in India and to party A immediately on realization.
     b) If the above amount is not sufficient to clear the total Advance amount of * * *, Party B should arrange refund of total Advance by January 2005 from other sources.

4.   Interest:

     Party B shall pay interest at Basic Rate of People's Bank of China applied by banks for lending (at present 5.31% p.a.) prevailing at the time if the Advance amount is not refunded within 10 months from the date of first disbursement. If there is a default by Party B with regard to supplies or with regard to refund of Advance as per the terms of this agreement, interest will be applicable from the date of default.

5.   Representations and Warranties by Party B:

     In order to induce Party A to enter into this agreement, Party B represents and warrants to Party A as follows:

     a) Party B is a wholly owned foreign enterprise duly established, incorporated and approved and validity subsisting under the laws of China to manufacture products like Ceph C / 7ACA and Amoxycillin clavunate and has the facilities to manufacture the same.
     b) Party B has full, exclusive and absolute power, control and authority to enter into this agreement and to observe and perform the obligations on its part to be observed and performed hereunder.
     c) The entering into of this agreement have been duly authorized by all necessary actions and will not conflict with or contravene any law, regulation, by-law, judgement, order, consent, approval, license, permit, authorization or exemption

  *** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

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

          applicable to Party B, the agreement and any agreement to which Party B is a party or by which it is bound.

     d) No litigation, arbitration or administrative proceedings are at present current, pending to the knowledge of Party B, threatened against Party B or its assets which might, if adversely determined have a material if adverse effect on the financial condition or assets of Party B or the ability of Part B to observe and perform the obligations on its part to be performed under this agreement and under the agreements contemplated hereby.

6.   Events of Default:

     By Party B:

     a) Default in refunding of advance, in whole or in part, or interest payable as per the terms of this agreement.

     b) Default in supplying qualified material with committed quantities per month as mentioned in the agreement.

     c) If an order is made or an effective resolution is passed for the winding of Party B, or if a petition is filed for the winding up of Party B.

     d) If Party B makes an unauthorized assignment or bulk sale of its assets or if a petition under the bankruptcy or liquidation laws of China is filed by or against Party B commencing bankruptcy or liquidation proceeding with respect to Party B.

     e)   If Party B ceases or threatens to cease to carry on its business.

     If an event of default occurs and is not cured, Party B has to repay the balance Loan amount along with interest which become due and payable upon Party B's receipt of a written notice to that effect from Party A.

     By Party A:

     a) Default in procuring orders from AUROBINDO for committed quantities per month as mentioned in the agreement.

     b) If an order is made or an effective resolution is passed for the winding of Party A, or if a petition is filed for the winding up of Party A.

     c) If Party A makes an unauthorized assignment or bulk sale of its assets or if a petition under the bankruptcy or liquidation laws of China is filed by or against Party A commencing bankruptcy or liquidation proceeding with respect to Party A.

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

     d)   If Party A ceases or threatens to cease to carry on its business

     If an event of default occurs and is not cured, Party B has the right to stop supplies to AUROBINDO at SPECIAL PRICES after repayment of total Loan amount and interest thereon.

7.   Covering Law:

     All the matters arising from or in connection with this contract shall be governed by and interpreted in accordance with the applicable laws of China.

8.   Settlement of Disputes

     All disputes or claims in connection with this contract shall be settled through friendly consultations between both parties. In case no settlement can be arrived at through consultations the dispute shall be submitted for arbitration. During the arbitration, the contract shall be observed and enforced by both parties except for the matters in dispute.

9.   Language:

     This contract is written in both English and Chinese and both versions of this contract are equally authentic. If there is any controversy between the Chinese and English versions of this contract, such controversy shall be resolved in accordance with the intention of the parties at the time of drafting and signature of this contract.

10.  Force Majeure

     Should either of the parties to the contract be prevented from performing the contract by Force Majeure, such as earthquake, typhoon, flood, fire, war or other unforeseen events, and their occurrence and consequences are un-preventable and un-avoidable, the prevented party shall notify the other party without any delay, and within 15 days thereafter provide detailed information of the events and a valid document for evidence issued by the relevant public notary organization explaining the reason of its inability to perform, or delay the performance of all or part of the contract. Both parties, through consultation shall decide whether to terminate the contract or to exempt part of the obligations for implementation of the contract or whether to delay the performance of the contract according to the effects of the event on the performance of the contract.

11.  Termination:

     This contract can be terminated by giving three months written notice by either Party duly acknowledged by the legal representatives / General Managers of the other party only after the Loan amount along with interest is totally paid by Party B to Party A.

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

In witness where of the parties have executed this agreement this 25th day of March 2004.


Aurobindo (Datong) Bio-Pharma Co. Ltd.

/s/ G.P. Prasad




Shanxi Weiqida Pharmaceutical Co. Ltd.

/s/ Han Yanlin



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